EXHIBIT 99-1
The Clorox Company News Release

The Clorox Company Announces Plan to Exchange Shares in Subsidiary for Henkel’s Shares of Clorox Stock

OAKLAND, Calif., Oct. 6, 2004 – The Clorox Company (NYSE: CLX) (PSE: CLX) today announced it has reached a definitive agreement with major shareholder Henkel KGaA under which Clorox will at closing exchange full ownership interest in a subsidiary for Henkel’s approximately 61.4 million shares of Clorox common stock. Henkel’s shares represent approximately a 29 percent stake in Clorox.

At closing, the subsidiary will have Clorox’s ownership interest in: (1) the existing insecticides business, which includes Combat®, Home Mat® and Home Keeper® branded products; (2) the Soft Scrub® cleanser business;
(3) Clorox’s 20 percent interest in Henkel Iberica, S.A., a joint venture with Henkel for consumer products in Spain and Portugal; and (4) approximately $2.1 billion in cash.  Clorox and Henkel have agreed to an aggregate value of approximately $745 million for the businesses and the Henkel Iberica investment being transferred.

Under the agreement, about 135 employees will transfer to Henkel, primarily from the new subsidiary’s operations in South Korea.

As part of the agreement, Clorox will provide certain transitional services, including some interim production of insecticides and Soft Scrub®.

“We’re very pleased with the agreement,” said President and Chief Executive Officer Jerry Johnston. “We believe reacquiring Henkel’s outstanding shares is a good investment to increase value for all our shareholders. The agreement is also consistent with our portfolio strategy. Transferring these non-strategic businesses to Henkel will further enable us to focus on building our core businesses.”

Clorox intends to use a combination of existing cash and the issuance of commercial paper to initially fund the cash that will be included in the subsidiary at closing. Subsequent to closing, Clorox intends to issue approximately $1.5 billion to $1.7 billion in long-term debt to reduce outstanding commercial paper balances. Clorox plans to use its cash flow to reduce debt over the next few years.

“Importantly, given our strong free cash flow, we can pay down debt over the next several years while maintaining the flexibility to consider modest share repurchases and increases in our dividend, as well as small acquisitions and other opportunities to drive growth,” Johnston said. “The choices and direction coming out of our 2008 strategy, which we recently presented in New York, have not changed.”

Clorox expects the exchange to qualify as a tax-free exchange under Section 355 of the Internal Revenue Code. As part of the transaction, both Clorox and Henkel will receive opinions from independent tax advisors that the transaction should qualify as a tax-free exchange. Goldman, Sachs & Co. served as financial advisor to Clorox on the transaction. Cravath, Swaine & Moore LLP and Baker & McKenzie provided legal and tax advice to the company. Morgan Stanley & Co. Incorporated provided valuation advice with respect to the businesses transferred.

As a result of this transaction, other than the interim services being provided, Clorox will no longer have an ongoing relationship with Henkel. Upon closing, Henkel’s right to representation on Clorox’s board of directors will end.

The transaction is expected to close no later than Dec. 1, 2004, subject to customary closing conditions and regulatory approvals.

In fiscal year 2004, the operating businesses being transferred had net sales of approximately $161 million, and had pretax earnings from continuing operations of $86 million. In addition, in fiscal year 2004 Clorox reported approximately $11 million of equity in earnings of unconsolidated affiliates and royalties related to its investment in Henkel Iberica, which was recorded in other income.

Outlook

For fiscal year 2005, assuming a Dec. 1, 2004, closing of the transaction, the company anticipates the incremental impact of this transaction to increase earnings per diluted share in the range of 7 cents to 10 cents, excluding the book gain to be recognized on the transfer of the businesses and the investment in Henkel Iberica. Upon closing the transaction, Clorox anticipates recognizing a gain on the transfer of the businesses and the investment in Henkel Iberica in the range of $3.00 to $3.15 per diluted share. For fiscal year 2006, the company anticipates a high single-digit accretive impact on earnings per diluted share from this transaction. For fiscal years 2006 through 2008, the company anticipates double-digit earnings-per-diluted-share growth, driven by operating profit growth and lower interest expense from using cash to pay down debt. With respect to its long-range financial goals through fiscal year 2008, after adjustments to reflect the businesses transferred, Clorox anticipates sales growth in the range of 3 percent to 5 percent per year.  Clorox will provide a more complete update of its fiscal year 2005 outlook after the transaction closes.

Conference Call

On Thursday, Oct. 7, at 5:30 a.m. PT (8:30 a.m. ET), Clorox will host a live audio webcast of a brief conference call with the investment community regarding this announcement. The webcast can be accessed at www.clorox.com/investors. Following the live discussion, a replay of the webcast will be archived for one week on the company’s Web site.

The Clorox Company

The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2004 revenues of $4.3 billion. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto care products, Fresh Step® and Scoop Away® cat litters, Kingsford® charcoal briquets, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, and Glad® bags, wraps and containers. With 8,600 employees worldwide, the company manufactures products in 25 countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $58.3 million to nonprofit organizations, schools and colleges; and in fiscal 2004 alone made product donations valued at $5 million. For more information about Clorox, visit www.clorox.com/company.

Forward-Looking Statements

Except for historical information, matters discussed above, including statements about future volume, sales and earnings growth, profitability, costs, cost savings or expectations, are forward-looking statements based on management's estimates, assumptions and projections. Important factors that could cause results to differ materially from management’s expectations are described in "Forward-Looking Statements and Risk Factors" and "Management's Discussion & Analysis" in the company's SEC Form 10-K for the year ended June 30, 2004, as updated from time to time in the company's SEC filings. Those factors include, but are not limited to, general economic and marketplace conditions and events, competitors’ actions, the company's costs, the effects on cash flow of tax payments and share repurchases, including interest costs and repayment of debt incurred to finance repurchases, the ability to manage and realize the benefits of joint ventures and other cooperative relationships, risks inherent in litigation and international operations, the success of new products, the integration of acquisitions, and environmental, regulatory and intellectual property matters.

In particular, our estimates of future performance, including the accretiveness of this transaction and resulting earnings-per-share expectations, are subject to risks particular to this transaction, including the sustainability of our cash flows and the actual level of debt costs. Rating agency decisions and other external factors could increase interest costs. Declines in cash flow, which reduce the company’s ability to repay debt, or interest cost increases greater than management expects, could adversely affect the company’s earnings.

Clorox Contacts

Media Relations:                                                      Investor Relations:

Kathryn Caulfield (510) 271-7209                               Steve Austenfeld (510) 271-2270

Dan Staublin (510) 271-1622                                     Michael Iracondo (510) 271-2156

Henkel Contacts

Corporate Communications:                                      Investor Relations:

Ernst Primosch + 49-211-797-3533                            Oliver Luckenbach + 49-211-797-1631

Lars Witteck + 49-211-797-2606